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                                                                     Exhibit 4.3

English Translation

                        KIDC CO-LOCATION SERVICE CONTRACT

                                     BETWEEN

                                  GMARKET Inc.

                                       AND

                           Korea Internet Data Center

                          CO-LOCATION SERVICE CONTRACT

GMARKET Inc. ("Gmarket") and Korea Internet Data Center ("KIDC") enter into this Co-Location Service Contract in compliance with the principle of mutual fidelity and faithfulness.

The parties agree and declare as follows

ARTICLE 1 (PURPOSE)

The purpose of this Contract is to provide for rights and obligations of both parties between Gmarket and KIDC. Further, KIDC shall provide Gmarket with co-location service (defined below).

ARTICLE 2 (DEFINITION)

     A. "Co-Location Service" means services provided by a professional data center company to customers such as provision of computer room and the related facilities and provision of service relating to network use for normal operation of Internet servers under a contract.

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     B.   "Service Charge" means any and all costs incurred to KIDC as required in performing this Contract including regular costs such as floor service charge and network access charge, etc. and irregular costs incurred at a reasonable basis for additional services to be conducted upon mutual consent even if such services are not provided otherwise by a contract.

ARTICLE 3 (SCOPE OF SERVICES AND KIDC'S OBLIGATIONS)

     A. In accordance with this Contract, KIDC shall provide Gmarket with each of the following computer facilities and the related facilities.

          1.   USP (Uninterrupted Power Supply)

          2.   Access-Flow

          3.   Power facilities

          4.   Emergency generator

          5.   Interior cooler

          6.   Interior self power generator

          7.   Interior fire alert receiving board (DMAX 3000)

          8.   Computer floor

          9.   Thermo-hygrostat

          10.  QDF terminal box (installation cost to be separately imposed)

          11.  Fire fighting facilities (NAF III)

     B.   KIDC shall provide Gmarket with the best optimum installation

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          circumstances to allow the computer facilities to be installed with respect to paragraph A.

     C. KIDC shall be liable to maintain and repair networks and any and all facilities provided to Gmarket in accordance with this Article.

     D. KIDC shall install networks of the computer room to be utilized by Gmarket in accordance with this Contract and allow Gmarket's access to Internet backbone nets.

     E. KIDC shall bear each of the following obligations in relation to the network system to be provided to Gmarket in accordance with this Contract.

          1. To check up the status of normal operation from time to time (Visual checkup).

          2. To supervise network hindrances and status continuously for 24 hours per day and 365 days a year through NMS.

          3. To check up normality of the whole network backbone, implement ordinary operation checkup between 05:00 a.m. and 07:00 a.m., Tuesday, every week and notify Gmarket of the details in advance.

          4. To implement irregular checkup of operation in order to raise the efficiency of the whole network backbone or solve Gmarket's internal network problems or in case network malfunctions due to uncertain causes.

          5. To conduct administrative duties and works separately agreed by Gmarket under this Contract.

ARTICLE 4 (TERM OF THE CONTRACT)

The term of this Contract shall be one year from July 1, 2005 through June 30, 2006. Provided, however, that unless Gmarket expresses an intention to terminate

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the Contract by 30 days prior to the expiration of this Contract, this Contract shall be deemed extended automatically for another one year from the expiration of this Contract under the same terms and conditions.

ARTICLE 5 (OPENING OF SERVICES AND INSTALLATION WORKS)

     A. Gmarket and KIDC shall prepare for system installation in advance, in accordance with mutual agreement for installation schedule. KIDC shall have an obligation to inform Gmarket of the size and power consumption of installed equipment in advance. KIDC shall check up functioning status of the final network and then notify Gmarket thereof and when Gmarket confirms the notification, the service opening shall be completed.

     B. KIDC shall do works for computer facilities, network facilities and any and all related facilities specified under Article 3 of this Contract.

     C. Works for Gmarket's Internet network (Ethernet/optic cable) to be installed within the computer room and cable protecting pipes shall be conducted directly by Gmarket at its cost.

ARTICLE 6 (NETWORK SERVICE)

     A. In case general exclusive line is installed within the computer room when necessary for Gmarket, optic communication equipment and facilities of line carriers (Dacom/KT/ThroughNet/Hanaro) installed within KIDC's building may be utilized. Provided, however, that works for internal line and separate line terminal box shall be conducted by KIDC, who can separately bill Gmarket for the installation costs.

     B. The exclusive line inlet to KIDC may be utilized for service and installation only in case exclusive line service is applied for through KIDC. Provided, however, that telephone line level line shall be separately agreed upon.

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ARTICLE 7 (POWER)

KIDC shall bear each of the following obligations in connection with power when KIDC provides Gmarket with Co-Location service in accordance with this Contract:

     A. To secure 2 sets of power receiving equipment to back up power supply at the time of stoppage of power supply and to back up power per bank of transformers.

     B. To supply emergency power per bank through gas turbine generator which is much reliable

     C.   To maintain spare system by parallel operation of 2 sets of UPS.

     D.   To secure spare power source with one hour's battery back-up time.

     E. To supply steady electric pressure by ensuring that there is no facility consuming excessive power around.

ARTICLE 8 (PAYMENT OF SERVICE CHARGE)

     A. Service charge shall be either monthly regular service charge or irregular service charge, as listed in Exhibit 1.

     B. Monthly regular service charge for less than a month shall be calculated as "((monthly regular service charge / number of days in a month) x number of days for service use)." Provided, the service charge according to additional demand by Gmarket beyond the scope of Co-Location service under this Contract, may be conducted through executing a separate contract.

     C. Monthly regular service charge and any other irregular service charge provided by this Contract shall be billed by KIDC by the 15th date of the following month all at once, and Gmarket shall pay in principle such billed service charge in cash by the 27th date of the billing month.

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     D.   In case service charge is billed to Gmarket excessively or too little,
          Gmarket may demand adjustment of the charge of KIDC. KIDC shall review such adjustment demand and then notify Gmarket of the result. The part of charge confirmed excessive or too little shall be settled through separate agreement.

ARTICLE 9 (NOTIFICATION OF CHANGES )

Gmarket and KIDC shall notify each other of any changes in each of the following matters with 5 days' prior written notice thereof:

          1.   Change of company name and representative

          2.   Change of address

          3.   Change of service charge payment method and account number

          4.   Change of contact points and responsible persons

          5.   Change of floor service

          6.   Change of network line capacity

          7. Addition of equipment (additional allotment of IP address is needed)

          8. Any other matters agreed between the parties of which changes are to be informed by KIDC to Gmarket or by Gmarket to KIDC.

ARTICLE 10 (TERMINATION)

     A. In case the other party breaches this Contract, non-breaching party shall demand the other party to correct its breaches for a period of at least thirty days, and if the other party fails to correct its breaches within the period, non-breaching party may terminate this Contract.

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     B.   Notwithstanding the preceding provision, if each of the following cases takes place to the other party, non-breaching party may immediately terminate this Contract without giving any notice or demand.

          1. Disposition of suspension of payment or suspension of bank transaction; application for commencement of bankruptcy, corporate reorganization and composition procedures; commencement of special liquidation or any other similar actions under the applicable laws.

          2. Order of preservative measures such as provisional attachment and injunction; decision on attachment or commencement of auction, or similar disposition or order which can materially affect operation of Company or performance of this Contract.

          3.   Resolution or order of dissolution.

     C. Either Gmarket or KIDC is subject to the foregoing circumstances and the relevant affected party intends to terminate this Contract, the party shall pay the other party 50% of an amount (remaining term of contract x average monthly service charge for the recent three months) as penalty.

ARTICLE 11 (COMPENSATION FOR DAMAGE)

     A. In case either Gmarket or KIDC fails to perform its respective responsibilities and duties during the term of this Contract and as a result causes damage to the other party, the party in default shall be liable to compensate the other party for such damage commensurate with the scope of its responsibility.

     B. Claim for damage shall be made in writing with stating the reasons and amount of claim and basis of such calculation.

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     C.   Claim right for damage shall become null unless being exercised within three months from the date the reasons for claim are recognized. This is the same in case six months have passed from the date reasons for claim took place.

ARTICLE 12 (INDEMNIFICATION)

In case Gmarket's damage is incurred by each of the following subparagraphs, KIDC shall not be liable to compensate for such damage:

     A.   Act of god, war and any other force majeure

     B.   Gmarket's intention or negligence

     C. Hindrance in telecommunication service provided by other communication operators other than KIDC

     D. Suspension of service due to national emergency accident or nationwide network hindrance

     E. Unavoidable reasons in the character of telecommunication service, which cannot be anticipated by KIDC in normal cases.

ARTICLE 13 (TRANSFER OF RIGHTS AND OBLIGATIONS)

Gmarket and KIDC shall be prohibited from transferring or providing as security its rights or obligations under this Contract to a third party without a prior written consent of the other party.

ARTICLE 14 (CONFIDENTIALITY)

     A. KIDC shall not apply any and all information (business secret, know-how, financial, business and technical information, etc.) or confidential matters of Gmarket, which came to knowledge of KIDC in connection with this Contract, to uses other than the purpose of

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          carrying out this Contract and shall not disclose to a third party without a prior written approval by Gmarket before as well as after performance of this Contract.

     B. KIDC shall be responsible for the personnel having access to the places where Gmarket's facility is installed and shall not make use of or supply to a third party any information relating to Gmarket acquired in the course of doing maintenance jobs.

ARTICLE 15 (DISPUTES RESOLUTION)

In case any disputes arise between Gmarket and KIDC relating to this Contract, both parties shall do their best to resolve the disputes in the principle of good faith and, if any legal proceeding is to be brought, such proceeding shall be subject to the jurisdiction of the Seoul Central District Court.

Gmarket and KIDC covenant to perform this Contract faithfully.

IN WITNESSETH WHEREOF, both parties execute two copies of this Contract to which both parties sign and affix their seals and then keep respectively each copy hereof.

Date of the Contract: August 11, 2005

Gmarket                                 KIDC

GMARKET Inc.                            Korea Internet Data Center
6th Fl., NamSeoul Bldg., 1304-3         261-1 Nonhyun-Dong, Kangnam-Ku, Seoul
Seocho-Dong, Seocho-Ku, Seoul
Young Bae Koo                           Young Woo Nam
Representative Director (seal)          Representative Director (seal)

(Exhibit 1) Details of the Service Charges

     1.   Monthly Regular Service Charges

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
Details                   Unit Price (KRW)  Kind/Capacity                  Sum (KRW/VAT not inclusive)
-------                   ----------------  -------------                  ---------------------------
Floor service charge             4,455,000  Cage Gold/4                    17,820,000
Network service charge-1        19,000,000  Giga/3                         57,000,000
Network service charge-2           900,000  Imposed per 50M/Undetermined.  Imposed flexibly according to used capacity

*    Network Service Charge Calculation Manner

1)   Network service charge-1: Monthly fixed billing for use of not more than 3G

2) Network service charge-2: To be billed per 50M with respect to use exceeding 3G, separately from paragraph 1)

     2.   Irregular Service Charge

Actual cost incurred for additional services conducted upon mutual agreement such as internal line opening service, construction, installation costs, etc. (or one time)

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                     CO-LOCATION SERVICE CHANGE APPLICATION

Dated January 1, 2007

Service Change

                         Before change                After change
                         --------------------------   --------------------------
Floor service            Cage Gold * 6EA              Cage Gold * 8EA
Network service          No change

Service Charge Change

                         Before change                After change
                         --------------------------   --------------------------
Floor service charge     W26,730,000 per month        W35,640,000 per month
Network service charge   Imposed flexibly according
                         to used capacity
Difference               +W8,910,000 per month (VAT
                         not included)

Dated March 30, 2007

Service Change

                         Before change                After change
                         --------------------------   --------------------------
Floor service            Cage Gold * 8EA              Cage Gold * 10EA
Network service          No change

Service Charge Change

                         Before change                After change
                         --------------------------   --------------------------
Floor service charge     W35,640,000 per month        W44,550,000 per month

Network service charge   Imposed flexibly according
                         to used capacity
Difference               +W8,910,000 per month (VAT
                         not included)

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                        10G port service use application

Service Description

                         Bandwidth                    Number of Ports
                         --------------------------   --------------------------
Service Type             10Gbps                       two

Application Date: January 1, 2007

Monthly Cost: W3,000,000 per month (W1,500,000 per month for 10G port)